Exhibit 99.1

CONTACTS: Bill Murschel 216.689.0457 William_c_Murschel@keybank.com	Kaitlyn Swanson 216.689.0282 Kaitlyn_Swanson@keybank.com
KEY MEDIA
NEWSROOM: www.key.com/newsroom
FOR IMMEDIATE RELEASE
RALPH ALVAREZ, PRESIDENT OF McDONALD’S NORTH AMERICA,
ELECTED TO KEYCORP BOARD OF DIRECTORS
CLEVELAND, September 15, 2005 — KeyCorp (NYSE: KEY) announced today that Ralph Alvarez, president of McDonald’s North America, has been elected to KeyCorp’s Board of Directors.
     “We are delighted to have Ralph join the Key board,” said Henry L. Meyer III, KeyCorp chairman and chief executive officer. “His insights and experience in building brand loyalty, operating a national consumer business and applying sophisticated consumer marketing techniques are particularly valuable to Key as we aggressively pursue our own client-centric strategies.”
     In his current post, Alvarez is responsible for more than 15,000 McDonald’s restaurants in the U.S. and Canada. Previously he served as chief operating officer of McDonald’s U.S.A. Before that, he served as president of McDonald’s Mexico. Alvarez joined McDonald’s in 1994. He began his career in the industry in 1977, holding positions of increasing responsibility in Europe and the U.S. at Burger King Corporation and later, Wendy’s International, Inc.
     Alvarez holds a bachelor’s degree in business administration with honors from the University of Miami in Florida.
     Alvarez’ election increases the size of KeyCorp’s board to 16 members.
     Cleveland-based KeyCorp is one of the nation’s largest bank-based financial services companies, with assets of approximately $91 billion. Key companies provide investment management, retail and commercial banking, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally.
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